TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

7D653F1D6F

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

ADVANCEMENT INTERNATIONAL LIMITED

BVI COMPANY NUMBER **2000335**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 4th day of December, 2018 has changed its name to

Wunong Net Technology Company Limited

this 19th day of August, 2019.

for **REGISTRAR OF CORPORATE AFFAIRS**
19th day of August, 2019